Exhibit 23.1

                    (Letterhead of Leonard W. Burningham, Esq.)


March 8, 2004


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Tintic Gold Mining Company, a Utah corporation (the "Registrant"), SEC File No. 000-33167, to be filed on or about March 9, 2004, covering the registration and issuance of 80,556 shares of common stock to one individual consultant, an attorney and three directors and executive officers

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,


                                   /s/Leonard W. Burningham
                                   Leonard W. Burningham

cc:    Tintic Gold Mining Company